Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BULLION MONARCH MINING, INC.

These Amended and Restated Articles of Incorporation (the “Restated Articles”) of Bullion Monarch Mining, Inc. (the “Corporation”) amend and restate in their entirety the Articles of Incorporation of the Corporation filed with the Division of Corporations and Commercial Code on November 16, 2004.  These Restated Articles are being filed pursuant to Section 2.5 of the Agreement and Plan of Merger dated as of February 7, 2012 (the “Plan of Merger”) by and between Eurasian Minerals Inc., EMX (Utah) Corp., and the Corporation.  The Plan of Merger was approved and adopted by the shareholders of the Corporation as set forth in the Articles of Merger of EMX (Utah) Corp. with and into Bullion Monarch Mining, Inc., a copy of which is being filed herewith.

ARTICLE I

CORPORATE NAME

The name of the Corporation is Bullion Monarch Mining, Inc.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Utah Revised Business Corporations Act (the “Utah Act”).

ARTICLE III

PRINCIPAL ADDRESS

The principal address of the Corporation is:

6624 Willow Broom Trail

Littleton, CO  80125

          ARTICLE IV

           CAPITAL STOCK

The aggregate number of shares that the Corporation is authorized to issue is 100 shares, par value $0.01 per share, all of which shares are designated as common shares.  The common shares shall have unlimited voting rights and are entitled to receive the net assets of the Corporation upon dissolution.

           ARTICLE V

              LIMITATION OF LIABILITIES

To the fullest extent permitted by the Utah Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.

ARTICLE VI

INDEMNIFICATION

The Corporation is authorized to indemnify all officers and directors of the Corporation against all liability for any action taken or any failure to take action to the fullest extent permitted by the Utah Act or any other applicable law as now in effect or as it may hereafter be amended.

ARTICLE VII

ADDRESS AND REGISTERED AGENT

The street address of the initial registered office of the Corporation is:

136 South Main Street, Ste. 1000

Salt Lake City, UT  84101

The name of its original registered agent at such address is:

Dorsey & Whitney LLP c/o Samuel P. Gardiner

2